Exhibit 15.1

Advisors relied upon in the consolidated financial statements for the years ended December 31, 2017, 2016 and 2015

Exhibit No.	Name of advisor	Nature of professional advice	Reference to the consolidated financial statements
15.2	Colliers International	Valuation of Radisson Blu Hotel in Bucharest, Romania as of December 31, 2015 and 2016	Note 2 W 1e, Note 19
15.3	Cushman & Wakefield - India	Valuation of Indian trading property as of December 31, 2015, 2016 and 2017.	Note 2 W 1a), Note 4d
15.4	Cushman & Wakefield - Budapest	Valuation of certain trading property of PC as of December 31, 2015.	Note 2 W 1a), Note 4
15.5	Jones Lang LaSalle Services SRL	Valuation of certain trading property of PC as of December 31, 2016 and the valuation of the Casa Radio project as of December 31, 2015, 2016 and 2017.	Note 2 W 1a), Note 4 c1
15.6	Pulvernis Bareket Ben-Yehuda Ltd.	Valuations of option granted by the Company during the year ended December 31, 2016, 2017 under the Elbit medical and the company Option Plan.	Note 15a
15.7	Greenberg Olpiner & co.	Valuation of plot located in Tiberias Israel as of December 31, 2015.	Note 19
15.8	Jones Lang LaSalle SP. Z o.o.	Valuation of certain trading property of PC as of December 31, 2017 and the valuation of the Lodz Plaza project as of December 31, 2017.	Note 2 W1a), Note 4b
15.9	Jones Lang LaSalle Kft.	Valuation of certain trading property of PC as of December 31, 2016.	Note 2 W1a), Note 4b